EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (No. 333-14399, 333-107426, 333-135621, 333-153212, 333-179389, 333-220391, and 333-228093) on Form S-8 of World Acceptance Corporation of our reports dated May 22, 2025, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of World Acceptance Corporation, appearing in this Annual Report on Form 10-K of World Acceptance Corporation for the year ended March 31, 2025.

/s/ RSM US LLP

Raleigh, North Carolina
May 22, 2025